UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                           SCHEDULE 13D

            Under the Securities Exchange Act of 1934
                      (Amendment No. _____)*

               RESURGENS COMMUNICATIONS GROUP, INC.
                         (Name of Issuer)


                    Common Stock, No Par Value
                  (Title of Class of Securities)


                           761269 10 9
                          (CUSIP Number)

    Arnold L. Wadler, Esq., General Counsel, (201) 804-7100
  METROMEDIA COMMUNICATIONS CORPORATION, One Meadowlands Plaza
                East Rutherford, New Jersey 07073
(Name, Address and Telephone Number of Person Authorized to Receive Notices
                       and Communications)


                           May 12, 1992
     (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              SCHEDULE 13D

CUSIP No.  761260 10 9


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION No. OF ABOVE PERSON
     Metromedia Communications Corporation


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ]
(b) [ ]


3
SEC USE ONLY




4
SOURCE OF FUNDS*
     WC, AF


5
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]



6
CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware




NUMBER OF
SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
PERSON
WITH
7

SOLE VOTING POWER 10,517,241 (includes (i) currently exercisable warrants to purchase 5,000,000 shares of Common Stock; and (ii) 5,000,000 shares of Common Stock issuable upon conversion of a currently exercisable Note.)



8
SHARED VOTING POWER




9
SOLE DISPOSITIVE POWER 10,517,241 (includes (i) currently exercisable warrants to purchase 5,000,000 shares of Common Stock; and (ii) 5,000,000 shares of Common Stock issuable upon conversion of a currently exercisable Note.)



10
SHARED DISPOSITIVE POWER




11
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,517,241 (includes (i) currently exercisable warrants to purchase 5,000,000 shares of Common Stock; and (ii) 5,000,000 shares of Common Stock issuable upon conversion of a currently exercisable Note.)


12
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


13
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     29%


14
TYPE OF REPORTING PERSON
     CO



                 * SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

          This Schedule 13D is filed by Metromedia Communications
Corporation, a Delaware corporation ("MCC"). This Schedule 13D reflects all of Metromedia's holdings of equity of the Issuer.


                 Item 1.  Security and Issuer.

          The class of equity securities to which this Statement relates is the common stock, no par value (the "Common Stock"),
of the Issuer.   The Issuer's principal executive offices are
located at 2210 Resurgens Plaza South, 945 East Paces Ferry Road, Atlanta, Georgia 30376.


Item 2.  Identity and Background.

          This Statement is filed by Metromedia Communications Corporation ("MCC"). MCC is a Delaware corporation whose principal business is to provide long distance telephone services to residential and commercial customers. The address of its principal business and the address of its principal office is One Meadowlands Plaza, East Rutherford, New Jersey 07073. Metromedia Company, a Delaware general partnership, through its wholly-owned subsidiaries, holds all of the capital stock of MCC. Attached hereto as Exhibit A is a listing of the name, the residence or business address, the citizenship, the present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted of each person who an executive officer or director of MCC and each person who controls MCC. None of the persons named above or in Exhibit A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.


Item 3.  Source and Amount of Funds or Other Consideration.

          MCC used working capital to fund the loan and in the event MCC decides to convert the Note and/or exercise the Warrants to purchase Common Stock, MCC will use working capital for such purposes. The source of such funds is an investment by Metromedia Company, in its wholly-owned subsidiary, MCC.

Item 4.  Purpose of Transaction.

          As described more fully in Item 6, on May 12, 1992, MCC loaned the principal amount of $20 million to Resurgens Communications Group, Inc. (the "Issuer" or "Resurgens"), Com Systems, Inc., a California corporation ("Com Systems"), Com Systems Network Services, Ltd., a California limited partnership ("Network I") and Com Systems Network Services, Ltd. II, a California limited partnership ("Network II") (each of Com Systems, Network I and Network II are wholly-owned subsidiaries of Resurgens and are collectively referred to as the "Borrowers"). The Loan was made pursuant to a Loan Agreement dated as of April 6, 1992 (the "Loan Agreement") and related documentation dated as of May 12, 1992 (the "Loan Documents"). A copy of the Loan Agreement and related loan documents is attached hereto as Exhibits B through I.

          The Loan is evidenced by a collateralized term note (the "Note") and is secured by the 1+ Customer Base of the Borrowers, which includes all of the past, present and future customer contracts, agreements or arrangements and leads for prospective customers and contracts, agreements or arrangements and customer lists of each Borrower. The Note is convertible, at any time into 5,517,241 shares of Common Stock of the Issuer.
The Note is due and payable on the earlier of May 12, 1997 or in accordance with certain put and call options set forth in the Loan Agreement. MCC may accelerate payment of the Note upon the occurrence of certain Events of Default (as set forth in the Loan Agreement). As additional security for the Loan, the Issuer pursuant to a Pledge Agreement, a copy of which is attached hereto as Exhibit E, pledged all of the stock of its wholly-owned subsidiary, Com Systems, Inc. to MCC.

          As additional consideration for the Loan, pursuant to a Warrant Agreement, a copy of which is attached hereto as Exhibit G, Resurgens delivered to MCC currently exercisable warrants to purchase 5,000,000 shares of Common Stock, at an exercise price of $4.00 per share. In addition, the Issuer has agreed to use its best efforts to obtain shareholder approval on or before November 1, 1992, to increase its authorized capital in order to grant to MCC warrants to purchase 5,000,000 shares of Common Stock, at an exercise price of $4.35 per share. The parties executed a Registration Rights Agreement, attached hereto as Exhibit J, with respect to the warrants and the Shares of Common Stock into which the Note is convertible.

          Management of MCC has had preliminary discussions with management of the Issuer regarding the possibility of a business combination of the two companies. No determination has been made at this time as to if any such transaction will be pursued by either the Issuer or MCC. Except as described above, MCC does not presently contemplate either the acquisition of Common Stock

(whether from the Issuer, open market purchases or otherwise). However, MCC intends continually to review and evaluate the Issuer in light of future developments, (including but not limited to the economy, generally, conditions in the long distance industry, market conditions and the financial condition and business prospects of the Issuer). Other than as stated above, MCC has no plans or proposals which relate to or which would result in any of the actions or proposals in clauses (a) through (j) of Item 4 of Schedule 13D.


Item 5.  Interest In Securities of the Issuer.

     (a) MCC beneficially owns 10,517,241 shares of Common Stock, which figure includes currently exercisable (at $4.00 per share) warrants to acquire 5,000,000 shares of Common Stock(the "$4.00 Warrants") (a copy of the Warrant is attached hereto as Exhibit H) and 5,517,241 shares of Common Stock, which is the number of shares of Common Stock into which the Note is convertible.
          The Issuer also agreed, upon shareholder approval which it expects to obtain on or before November 1, 1992, to grant to MCC warrants to acquire 5,000,000 shares of Common Stock at $4.35 per share (the "$4.35 Warrants") (a copy of the Warrant is attached hereto as Exhibit I). Such 10,517,241 shares (which number does not include the $4.35 Warrants) constitutes approximately 29% of the outstanding shares of Common Stock of the Issuer (assuming exercise of the $4.00 Warrants and conversion of the Note held by MCC).

     (b) MCC has the sole power to vote and to dispose of such shares and warrants.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to the Securities of the Issuer.

          On May 12, 1992, MCC loaned (the "Loan") to the Issuer and certain of its affiliates, the principal amount of $20 million pursuant to a Loan Agreement, dated as of April 6, 1992 and related loan documentation, dated as of May 12, 1992, by and among the Issuer, Com Systems, Network I and Network II (the Issuer, Com Systems, Network I and Network II, (collectively, hereinafter the "Borrowers"). The Loan is evidenced by a collateralized term note (the "Note") and is secured by the 1+ Customer Base of the Borrowers (the "Security"), which includes all of the past, present and future customers, contracts, agreements or arrangements and leads for prospective customers and contracts, agreements or arrangements and customer lists of each Borrower. The Note is convertible, at any time, into 5,517,241 shares of Common Stock of the Issuer.

          As additional consideration for the Loan, pursuant to a Warrant Agreement (Exhibit G), Resurgens delivered to MCC currently exercisable warrants to purchase 5,000,000 shares of Common Stock, exercisable at $4.00 per share. Pursuant to the Loan Agreement, the Issuer agreed to use its best efforts to obtain shareholder approval on or before November 2, 1992 to increase its authorized capital in order to grant to MCC warrants to purchase 5,000,000 shares of Common Stock, exercisable at $4.35 per share. The parties executed a Registration Rights Agreement (Exhibit J), with respect to the Common Stock of the Issuer it may hold as a result of exercising the Warrants and/or converting the Note. Such agreement affords MCC certain demand and piggyback registration rights relating to such securities.

          Certain members of Management of the Issuer entered into a Negative Pledge Agreement (Exhibit F) whereby such members agreed not to sell or otherwise transfer their respective interests in the Issuer during the term of the Loan Agreement.

          The Note is due and payable on the earlier of May 12, 1997 or in accordance with certain put and call options set forth in the Loan Agreement. MCC may accelerate payment of the Note upon the occurrence of certain Events of Default (as set forth in the Loan Agreement).

          A copy of the Loan Agreement and related loan documentation is attached hereto as Exhibits B through J.


Item 7.  Material to be Filed as Exhibits.

          The following exhibits are annexed hereto:

          Exhibit A - Executive Officers of MCC; page 8

          Exhibit B - Loan Agreement; page 11

          Exhibit C - Note; page 73

          Exhibit D - Security Agreement; page 76

          Exhibit E - Pledge Agreement; page 86

          Exhibit F - Negative Pledge Agreement; page 99

          Exhibit G - Warrant Agreement; page 106

          Exhibit H - Purchase Warrant No. 1; page 128

          Exhibit I - Purchase Warrant No. 2; page 137

          Exhibit J - Registration Rights Agreement; page 146

                            SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


Dated:    May 21, 1992


                              METROMEDIA COMMUNICATIONS
                              CORPORATION



                              By: /s/ Howard Finkelstein
                                  --------------------------------
                                   Howard Finkelstein, President